Exhibit 1.1

SILVERBOW RESOURCES, INC.

An aggregate number of shares of Common Stock

having an aggregate gross sales price of up to $40,000,000

EQUITY DISTRIBUTION AGREEMENT

Dated as of August 13, 2021

EQUITY DISTRIBUTION AGREEMENT

August 13, 2021

Johnson Rice & Company L.L.C.,

as Representative of the Agents

c/o JOHNSON RICE & COMPANY L.L.C.

639 Loyola Ave., Suite 2775

New Orleans, Louisiana 70113

Ladies and Gentlemen:

SilverBow Resources, Inc., a Delaware corporation (the “Company”), confirms its agreement, subject to the terms and conditions stated herein, to issue and sell from time to time through Johnson Rice & Company L.L.C. (“Johnson Rice”) and Truist Securities, Inc. (“Truist”) as sales agents (together, the “Agents” or, each, an “Agent”), shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $40,000,000 (“Shares”) on the terms set forth in this Equity Distribution Agreement (this “Agreement”). Certain terms used herein are defined in Section 20 below.

1. Placements.

(a) Each time that the Company wishes to issue and sell Shares hereunder (each, a “Placement”), it will notify the Agent that is to make the sale (the “Selling Agent”) by electronic mail (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which the Company desires the Shares to be sold, which shall at a minimum include: (i) the name of the Selling Agent, (ii) the number of Shares to be issued, (iii) the time period during which sales are requested to be made, (iv) any limitation on the number of Shares that may be sold in any one day, and (v) any minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such minimum sales parameters necessary is attached hereto as Exhibit A. The Placement Notice shall originate from any of the individuals from the Company set forth on Exhibit B (with a copy to each of the other individuals from the Company listed on such exhibit), and shall be addressed to each of the individuals from the Agents set forth on Exhibit B, as such Exhibit B may be amended from time to time. If the Selling Agent wishes to accept such proposed terms included in the Placement Notice (which it may decline to do so for any reason in its sole discretion following discussion with the Company) or, following discussion with the Company, wishes to propose modified terms, the Selling Agent will, prior to 4:30 p.m. (New York, NY local time) on the Business Day (as defined below) following the Business Day on which such Placement Notice is delivered to the Agents, execute and return to the Company the Placement Notice or issue to the Company a notice by electronic mail (or other method mutually agreed to in writing by the parties), addressed to all of the individuals from the Company and the Agents set forth on Exhibit B, setting forth the terms that the Selling Agent is willing to accept. Where the terms provided in the Placement Notice are proposed to be modified as provided for in the immediately preceding sentence, such terms will not be binding on the Company or the

Selling Agent until the Company delivers to the Agents an acceptance by electronic mail (or other method mutually agreed to in writing by the parties) of all of the terms of such Placement Notice, as proposed to be modified (the “Acceptance”), which electronic mail shall be addressed to all of the individuals from the Company and the Agents set forth on Exhibit B. The Placement Notice shall be effective upon receipt by the Company of the Selling Agent’s acceptance of the terms of the Placement Notice or, if modified by the Selling Agent as provided for above, upon receipt by the Agents of the Company’s Acceptance, as the case may be, unless and until (i) the entire amount of the Shares have been sold, (ii) in accordance with the Placement Notice requirements set forth in the second sentence of this paragraph, the Company suspends or terminates the Placement Notice, (iii) the Company issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, (iv) the Agreement has been terminated under the provisions of Section 10, or (v) either party has suspended the sale of the Shares in accordance with Section 4 below. The amount of any commission to be paid by the Company to the Agents in connection with the sale of the Shares shall be calculated in accordance with the terms set forth in Exhibit C. It is expressly acknowledged and agreed that neither the Company nor the Agents will have any obligation whatsoever with respect to a Placement or any Shares unless and until the Company delivers a Placement Notice to the Agents and either (i) the Selling Agent accepts the terms of such Placement Notice or (ii) where the terms of such Placement Notice are proposed to be modified, the Company accepts such modified terms by means of an Acceptance pursuant to the terms set forth above, and then only upon the terms specified in the Placement Notice (as modified by the corresponding Acceptance, if applicable) and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice (as modified by the corresponding Acceptance, if applicable), the terms of the Placement Notice (as modified by the corresponding Acceptance, if applicable) will control.

(b) The Company shall not authorize the issuance and sale of, and the Selling Agent shall not be obligated to use its reasonable efforts to sell, any Shares (i) at a price lower than the minimum price therefor authorized from time to time by the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, and notified to the Selling Agent by telephone (confirmed promptly by electronic mail), or (ii) in a number in excess of the number or maximum aggregate dollar value of Shares, authorized from time to time by the Board, or a duly authorized committee thereof, and notified to the Selling Agent by telephone (confirmed promptly by electronic mail). The Company may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend the offering of the Shares for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

2. Sale of Shares by the Selling Agent.

(a) Subject to the provisions of Section 3, the Selling Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares in accordance with the terms of the Placement Notice (as modified by the corresponding Acceptance, if applicable). Subject to the terms of the Placement Notice (as modified by the corresponding Acceptance, if applicable), the Selling Agent may sell Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the New York Stock Exchange (the “Trading Market”), on any other existing trading market for the Common Stock, or to or through a market maker. If specified in a Placement Notice (as modified by the corresponding Acceptance, if applicable), the Selling Agent may also sell Shares by any other method permitted by law, including but not limited to in privately negotiated transactions.

(b) The Selling Agent will provide written confirmation to the Company (and a concurrent copy to the other Agent) no later than 8:00 a.m. (New York, NY local time) on the Business Day following the Business Day on which it has made sales of Shares hereunder setting forth the number of Shares sold on such day, the compensation payable by the Company to the Agents with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by the Agents (as set forth in Section 1(a) and Section 7) from the gross proceeds that it receives from such sales.

3. Delivery of Shares to the Selling Agent; Settlement.

(a) Sale of Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon the Selling Agent’s acceptance of the terms of a Placement Notice or upon receipt by the Selling Agent of an Acceptance, as the case may be, and unless the sale of the Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the Selling Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Shares up to the amount specified in the Placement Notice, and otherwise in accordance with the terms of such Placement Notice. The Company acknowledges and agrees that (i) there can be no assurance that the Selling Agent will be successful in selling Shares, (ii) the Agents will incur no liability or obligation to the Company or any other person or entity if the Selling Agent does not sell Shares for any reason other than a failure by the Selling Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Shares as required under this Section 3(a), and (iii) the Agents shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by the Selling Agent in the Placement Notice (as amended by the corresponding Acceptance, if applicable).

(b) Settlement of Shares. Unless otherwise specified in the Placement Notice, settlement for sales of Shares will occur on the second (2nd) Business Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Selling Agent at which such Shares were sold, after deduction for (i) the Agents’ commission for such sales payable by the Company pursuant to Section 1(a) and Exhibit C hereof and (ii) any other amounts due and payable by the Company to the Agents hereunder pursuant to Section 7 hereof. The Selling Agent shall deliver to the other Agent the portion of the Net Proceeds allocable to such other Agent, as calculated in accordance with Exhibit C or as otherwise agreed to by the Agents, no later than three (3) Business Days following the Settlement Date or as otherwise agreed to by the Agents.

(c) Delivery of Shares. On or before each Settlement Date, concurrently with the receipt by the Company of the Net Proceeds due to the Company in respect of such Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Shares being sold by crediting the Selling Agent’s or its designee’s account (provided the Selling Agent shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company (“DTC”) through its Deposit and Withdrawal at Custodian System (DWAC), or by such other means of delivery as may be mutually agreed upon by the parties hereto, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Selling Agent will deliver the related Net Proceeds in same day funds to an account designated by the Company. If the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Shares on a Settlement Date, in addition to and in no way limiting the rights and obligations set forth in Section 7 hereto, the Company will (i) indemnify and hold the Agents harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to the Agents any commission to which the Agents would otherwise have been entitled absent such default.

(d) Denominations; Registration. If requested by the Selling Agent no later than 4:30 p.m. (New York, NY local time) on the third (3rd) Business Day prior to the Settlement Date, then in lieu of electronic transfer, the Company shall (i) issue certificates for the Shares in the denominations specified by the Selling Agent in such request, and (ii) register such Shares in such names as the Selling Agent specifies in the request. The certificates for the Shares will be made available for examination and packaging by the Selling Agent in Houston, Texas not later than noon (Houston, TX local time) on the Business Day prior to the Settlement Date.

4. Suspension of Sales; Material Non-Public Information.

(a) The Company or the Selling Agent may, upon notice to the other parties in writing (including by electronic mail to each of the representatives of the other parties set forth on Exhibit B (the “Representatives”), if receipt of such correspondence is actually acknowledged in writing by any of the Representatives of the other party to whom the notice is sent) or by telephone (confirmed immediately by electronic mail to each of the Representatives), suspend any sale of Shares; provided, however, that such suspension shall not affect or impair any party’s obligations with respect to any Shares sold hereunder prior to the receipt of such notice. Each of the parties agrees that no notice under this Section 4 shall be effective against the others until it is made to one of the individuals named on Exhibit B hereto, as such Exhibit may be amended from time to time, and acknowledged as provided in this Section 4(a).

(b) Notwithstanding any other provision of this Agreement, the Company and the Agents agree that no sales of Shares shall take place, the Company shall not request the sales of any Shares that would be sold, and the Agents shall not be obligated to sell or offer to sell, during any period in which the Company is, or could be deemed to be, in possession of material non-public information. The Company shall immediately notify the Agents in writing when it is, or could be deemed to be, in possession of material non-public information.

5. Representations and Warranties. The Company hereby represents and covenants to the Agents at the Execution Time, as of each Representation Date (as defined herein), and as of the time of each sale of any Shares pursuant to this Agreement (the “Applicable Time”), and agrees with the Agents as follows:

(a) The Company meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the Commission a shelf registration statement, as defined in Rule 405 (such registration statement is filed under Registration No. 333-238778) on Form S-3, including a related Base Prospectus, for registration under the Securities Act of the offering and sale of the Shares. The Registration Statement, including any amendments thereto filed prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made, has been declared effective by the Commission. As filed, the Prospectus contains all information required by the Securities Act and the rules thereunder, and, except to the extent the Agents shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the Agents prior to the Execution Time or prior to any such time this representation is repeated or deemed to be made. The Registration Statement, at the Execution Time, each Applicable Time, each such time this representation is repeated or deemed to be made, and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172, 173, or any similar rule) in connection with any offer or sale of Shares, meets the requirements set forth in Rule 415(a)(1)(x) in all material respects. The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time. Any reference in this Agreement to the Registration Statement, the Base Prospectus, any Interim Prospectus Supplement, or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein that were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Interim Prospectus Supplement, or the Prospectus, as the case may be. Any reference to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Interim Prospectus Supplement, or the Prospectus shall be deemed to refer to and include any document filed under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Interim Prospectus Supplement, or the Prospectus, as the case may be; and any such document shall be deemed to be incorporated by reference into the Registration Statement, the Base Prospectus, any Interim Prospectus Supplement, or the Prospectus, as the case may be.

To the extent that the Registration Statement is not available for the sales of the Shares as contemplated by this Agreement or the Company is otherwise unable to make the representations set forth in Section 5(e) at any time when such representations are required, the Company shall file a new registration statement with respect to any additional shares of Common Stock necessary to complete such sales of the Shares and shall cause such registration statement to become effective as promptly as reasonably practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, and all references to “Base Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective.

(b) On each Effective Date, at the Execution Time, at each Applicable Time, at each Settlement Date and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172, 173, or any similar rule) in connection with any offer or sale of Shares, the Registration Statement complied and will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b), at the Execution Time, at each Applicable Time, on each Settlement Date and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172, 173, or any similar rule) in connection with any offer or sale of Shares, the Prospectus (together with any supplement thereto) complied and will comply with the applicable requirements of the Securities Act and the Exchange Act and the respective rules thereunder and did not and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus (or any supplement thereto) to the extent and only to the extent that such information was included or omitted from the Registration Statement in reliance upon and in conformity with information furnished to the Company by either Agent specifically for inclusion in the Registration Statement or the Prospectus (or any supplement thereto).

(c) At (i) the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Shares and (ii) as of the Execution Time and on each such time this representation is repeated or deemed to be made (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer.

(d) At the Execution Time, at each Applicable Time and at each Settlement Date, the Disclosure Package does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package made in reliance upon and in conformity with information furnished to the Company by either Agent expressly for use therein.

(e) The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or were filed with the Commission, as the case may be, complied with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and, when read together with the other information in the Prospectus, (a) at the time the Registration Statement became effective, (b) at the time the Prospectus was issued, and (c) on the date of this Agreement, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The foregoing sentence does not apply to statements in or omissions from the Prospectus made in reliance upon and in conformity with information furnished to the Company by either Agent expressly for use therein.

(f) Neither the Company nor, after due inquiry, to the Company’s knowledge, any of its directors, officers or other affiliates has: (i) within the past 12 months, taken and will not take, directly or indirectly, any action which constitutes, was designed to cause or to result in, or that might reasonably be expected to constitute, the stabilization or manipulation (including without limitation, as defined in Regulation M under the Exchange Act (“Regulation M”)) of the price of any security of the Company to facilitate the issuance or the sale or resale of the Shares or (ii) since the filing of the Registration Statement sold, bid for or purchased, or paid any person compensation for soliciting purchases of shares of Common Stock.

(g) No Issuer Free Writing Prospectus includes any information the substance of which conflicts in any material respect with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified; and no Issuer Free Writing Prospectus contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus made in reliance upon and in conformity with information furnished to the Company by either Agent expressly for use therein.

(h) The Company has not entered into any other sales agency agreements, distribution agreements, or other similar arrangements with any agent or any other representative in respect of at the market offerings of the Shares in accordance with Rule 415(a)(4) of the Securities Act.

(i) There is no broker, finder, or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement other than the Agents.

(j) The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Securities Act, and the Company is not the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Shares.

(k) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and conduct its business as it is now being conducted except where the failure to have such power or authority could not reasonably be expected to have individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Company and its Subsidiary (as hereinafter defined), taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”). The Company is qualified as a foreign corporation to transact business, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing could not reasonably be expected to result in a Material Adverse Effect.

(l) Each subsidiary listed on Schedule I hereto (each a “Subsidiary” and, collectively, in the event additional subsidiaries are added after the Execution Time, the “Subsidiaries”) has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business, whether by reason of the ownership or leasing of property or the conduct of business; all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through Subsidiaries; none of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary. The only Subsidiaries, direct or indirect, of the Company are the subsidiaries listed on Schedule I hereto.

(m) The consolidated financial statements incorporated by reference in the Disclosure Package and any amendments thereof or supplements thereto present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods specified and have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as indicated therein, and the supporting schedules incorporated by reference in the Disclosure Package present fairly the information required to be stated therein.

(n) Except to the extent that any such conflict, breach, violation or default would not reasonably be expected to have a Material Adverse Effect, the execution and delivery by the Company of this Agreement, the consummation by the Company of the transactions herein contemplated and the compliance by the Company with the terms hereof do not and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws, as amended, of the Company or any of its Subsidiaries or any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of the property or assets of the Company or any of its Subsidiaries is subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or Bylaws, as amended, of the Company, or any law or statute or any order, rule, or regulation of any court or governmental agency or body, having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties; and except as disclosed in the Disclosure Package, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, except such as are required under the Blue Sky or securities laws of the various states.

(o) Other than as set forth in the Disclosure Package, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property of the Company or any of its Subsidiaries is the subject which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated.

(p) This Agreement has been duly authorized, executed and delivered by the Company.

(q) BDO USA, LLP, who reported on the annual consolidated financial statements of the Company incorporated by reference in the Disclosure Package, were, at the time such reports were prepared, independent accountants as required by the Securities Act and the rules and regulations thereunder (the “Securities Act Regulations”).

(r) H.J. Gruy and Associates, Inc., who reported certain information concerning the Company’s oil and gas reserves as shown in the annual consolidated financial statements of the Company incorporated by reference in the Disclosure Package, were, at the time such reports were prepared, an independent petroleum engineering firm with expertise in respect to the matters covered by such reports and in giving such reports.

(s) Except as described in the Disclosure Package, the Company and its Subsidiaries possess all licenses, certificates, authorizations, approvals, consents, and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except to the extent that the failure to possess such licenses, certificates, authorizations or permits could not reasonably be expected to have a Material Adverse Effect; and to the Company’s knowledge neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, approval, consent, or permit, with respect to which any unfavorable decision, ruling or finding could, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(t) Except as otherwise disclosed in the Disclosure Package, no labor problem or dispute with the employees of the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect exists or, to the knowledge of the Company, is threatened or contemplated.

(u) The Company is subject to Section 13 of the Exchange Act.

(v) The Company has authorized capital stock as set forth in the Disclosure Package, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable. The Common Stock conforms to all statements relating thereto contained in the Prospectus and such description conforms to the rights set forth in the instruments defining the same; no holder of the Shares will be subject to personal liability by reason of being such a holder; and the issuance of the Shares is not subject to the preemptive or other similar rights of any security holder of the Company.

(w) The Company is not, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Disclosure Package, the Company will not be required to register as an “investment company”, within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(x) The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Disclosure Package, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness identified by management or by the Company’s auditors and communicated to management in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(y) Except as otherwise disclosed in the Disclosure Package or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries (i) are in compliance with all applicable foreign, federal, state, and local laws and regulations relating to (x) the protection of human health (to the extent related to exposure to hazardous or toxic substances or wastes, pollutants or contaminants), (y) the environment or hazardous or toxic substances, or (z) wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses, consents, or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants, or contaminants.

(z) There are no contracts or documents which are required to be described in the Registration Statement or the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

(aa) Except where the failure thereof could not reasonably be expected to result in a Material Adverse Effect, (i) the Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and (ii) neither the Company nor any of its Subsidiaries has received any notice of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property, and, to the Company’s knowledge, there are no claims of infringement of or conflict with asserted rights of others with respect to any Intellectual Property threatened or contemplated.

(bb) Except as otherwise disclosed in the Disclosure Package, (i) the Company and its Subsidiaries have good and marketable title to all real property owned by the Company and its Subsidiaries and good title to all other properties owned by it that are material to the business of the Company, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as do not, singly or in the aggregate, affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries and except such that have been disclosed in writing by the Company to the Agents; and (ii) all of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties described in the Prospectus, are in full force and effect, and neither the Company nor any Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(cc) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(dd) There are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Company of the Shares.

(ee) Each certificate signed by any officer of the Company and delivered to the Agents in connection with this Agreement or any Placement Notice (as modified by the corresponding Acceptance, if applicable) shall be deemed a representation by the Company to the Agents as to the matters covered thereby.

(ff) All United States federal income tax returns of the Company and its Subsidiaries required by law to be filed have been filed and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The United States federal income tax returns of the Company through the fiscal year ended December 31, 2020, have been settled and no assessment in connection therewith has been made against the Company. The Company and its Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local, or other law and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

(gg) The Company and its Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable institutions with policies, in such amounts and covering such risks as the Company considers adequate, and all such insurance is in full force and effect. The Company has no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that could not reasonably be expected to result in a Material Adverse Effect. During the past three years, neither of the Company nor any Subsidiary has been denied any insurance coverage material to the Company which it has sought or for which it has applied.

(hh) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement or any Placement Notice (as modified by the corresponding Acceptance, if applicable), except such as have been already obtained or as may be required under the Securities Act or the 1933 Act Regulations or state securities laws or by the rules of the Trading Market or the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(ii) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, or employee of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company and its Subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(jj) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, or employee of the Company or any of its Subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(kk) Any statistical and market-related data included in the Disclosure Package is based on or derived from sources that the Company believes to be reliable and accurate, and where required, the Company has obtained the written consent to use such data from such sources.

6. Covenants. The Company hereby covenants and agrees with the Agents as follows:

(a) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173, or any similar rule) to be delivered under the Securities Act, the Company will not file any amendment of the Registration Statement or supplement (including any Interim Prospectus Supplement) to the Base Prospectus unless the Company has furnished to the Agents a copy for their review prior to filing and will not file any such proposed amendment or supplement to which an Agent reasonably objects. The Company has properly completed the Prospectus, in a form approved by the Agents, and filed such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) by the Execution Time and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Agents, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence reasonably satisfactory to the Agents of such timely filing. The Company will promptly advise the Agents (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b); (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172, 173, or any similar rule) is required under the Securities Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective; (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information; (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Company shall use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement.

(b) If, at any time on or after an Applicable Time but prior to the related Settlement Date, any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company shall (i) notify promptly the Agents so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Agents in such quantities as the Agents may reasonably request.

(c) If, during any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173, or any similar rule) to be delivered under the Securities Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, then the Company shall promptly (i) notify the Agents of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, and (iii) supply any supplemented Prospectus to the Agents in such quantities as the Agents may reasonably request.

(d) The Company shall qualify or register the Shares for sale under (or obtain exemptions from the application of) the state securities or Blue Sky laws or Canadian provincial securities laws of those jurisdictions where such qualification or registration is required for the Shares to be sold pursuant to this Agreement, and shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Shares; provided that the Agent shall use its commercially reasonable efforts to cooperate with the Company to the extent necessary for the Company to comply with this Section 6(d), subject to the provisions of Section 7; and further provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or where it would be subject to taxation as a foreign corporation or to take any action that would subject it to service of process in lawsuits, other than those arising out of the offering or sale of the Shares, or the payment of taxes in any jurisdiction where it is not now so subject.

(e) The Company agrees that, unless it has or shall have obtained the prior written consent of the Agents, the Company has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433. Any such free writing prospectus consented to by the Agents or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending, and record keeping.

(f) The Company shall furnish to the Agents and counsel for the Agents, without charge, signed copies of the Registration Statement (including exhibits thereto) upon request and, so long as delivery of a prospectus by an Agent may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173, or any similar rule), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Agents may reasonably request. The Company shall pay all expenses of printing or other production of all documents relating to the offering.

(g) As soon as practicable, the Company shall make generally available to its security holders and to the Agents an earnings statement or statements of the Company and its Subsidiaries which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder.

(h) During any period of time that the Company requests to sell the Shares pursuant to this Agreement, the Company will not offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any Subsidiary of the Company directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any shares of Common Stock (other than the Shares) or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock. The Company will not publicly announce an intention to effect any such transaction (i) without giving the Agents at least three (3) Business Days’ prior written notice specifying the nature of the proposed transaction and the date of such proposed transaction and (ii) unless the Selling Agent confirms it has suspended acting under this Agreement for such period of time requested by the Company or as deemed appropriate by the Selling Agent in light of the proposed transaction; provided, however, that (A) the Company may issue and sell Common Stock pursuant to any employee stock option plan, stock ownership plan, or dividend reinvestment plan of the Company in effect at the Execution Time, (B) the Company may issue Common Stock issuable upon the conversion of securities or the exercise of warrants outstanding at the Execution Time, and (C) the Company may, by separate agreement with either or both of the Agents after the Execution Time, institute and implement a plan under Rule 10b5-1 of the rules of the Securities and Exchange Commission.

(i) Until the termination of this Agreement, the Company will not (i) take, directly or indirectly, any action in violation of the Securities Act, Exchange Act or the rules and regulations thereunder that is designed to or that would constitute or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) otherwise violate any provision of Regulation M under the Exchange Act.

(j) At any time during the term of this Agreement, the Company shall advise the Agents immediately after it has received notice or obtained knowledge, of any information or fact that would, in any material respect, alter or affect any opinion, certificate, letter and other document provided to the Agents pursuant to this Agreement.

(k) Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder lasting more than thirty (30) Business Days), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented, (ii) there is filed with the Commission any document incorporated by reference into the Prospectus (other than a current report on Form 8-K, unless an Agent shall otherwise reasonably request), (iii) the Shares are delivered to the Selling Agent as principal at a Time of Delivery pursuant to a Placement Notice or Acceptance, as the case may be, at the Selling Agent’s request and upon reasonable notice, or (iv) an Agent reasonably requests after consultation with its counsel (such commencement or recommencement date and each such date referred to in (i) through (iv) above, a “Representation Date”), the Company shall furnish or cause to be furnished to the Agents a certificate dated and delivered the date of such commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document, or promptly upon request, as the case may be, in form and substance reasonably satisfactory to the Agents, substantially similar to the form attached hereto as Exhibit D, to the effect that the statements contained in the certificate referred to in this Agreement which were last furnished to the Agents are true and correct at the time of such commencement or recommencement amendment, supplement, or filing, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to herein, modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate.

(l) On or prior to the date that the Shares are first sold by either Agent pursuant to the terms of this Agreement and within three (3) Business Days after each Representation Date, the Company shall cause to be furnished to the Agents a written opinion of Gibson, Dunn & Crutcher, LLP, counsel to the Company (“Company Counsel”), or other counsel satisfactory to the Agents and counsel to the Agents, in form and substance reasonably satisfactory to the Agents and their counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit E; provided, however, that in lieu of such opinion for subsequent Representation Dates, counsel may furnish the Agents with a letter (a “Reliance Letter”) to the effect that the Agents may rely on a prior opinion delivered under this Section to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).

(m) On or prior to the date that the Shares are first sold by either Agent pursuant to the terms of this Agreement and within three (3) Business Days after each Representation Date, the Company shall cause its independent accountants (and any other independent accountants whose report is included in the Prospectus) (“Accountants”) to furnish to the Agents letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, in form and substance satisfactory to the Agents, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the Public Company Accounting Oversight Board (PCAOB), (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to placement or distribution agents in connection with registered public offerings.

(n) Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder lasting more than thirty (30) Business Days), and at each Representation Date, the Company will conduct a due diligence session, in form and substance reasonably satisfactory to the Agents. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by either Agent or its agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate corporate officers and the agents of the Company during regular business hours and at the Company’s principal offices, and timely furnishing or causing to be furnished such certificates, letters, and opinions from the Company, its officers and its agents, as either Agent may reasonably request. The Company shall reimburse either Agent for such Agent’s counsel’s time in connection with each such due diligence update session (including, without limitation, any expenses and any incidental expenses incurred by such Agent in connection therewith).

(o) The Company consents to each Agent trading in the Common Stock for each Agent’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to any Placement Notice or Acceptance.

(p) The Company will disclose in its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and otherwise at the times and in the manner required by the Securities Act, the number of Shares sold through either Agent under this Agreement, the Net Proceeds to the Company, and the compensation paid by the Company with respect to sales of Shares pursuant to this Agreement during the relevant quarter.

(q) If to the knowledge of the Company, the conditions set forth in Section 6(a) shall not have been satisfied as of the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by an Agent the right to refuse to purchase and pay for such Shares.

(r) Each acceptance by the Company of an offer to purchase the Shares hereunder, and each execution and delivery by the Company of a Placement Notice or Acceptance, shall be deemed to be an affirmation to the Agents that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such applicable Placement Notice or Acceptance, as the case may be, as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(s) The Company shall ensure that there are at all times sufficient shares of Common Stock to provide for the issuance, free of any preemptive rights, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, of the maximum aggregate number of Shares authorized for issuance by the Board pursuant to the terms of this Agreement. The Company shall use its commercially reasonable efforts to cause the Shares to be listed for trading on the Trading Market and to maintain such listing.

(t) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172, 173, or any similar rule) to be delivered under the Securities Act, the Company shall file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

(u) The Company shall cooperate with the Agents and use its reasonable best efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.

(v) The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Prospectus.

7. Payment of Expenses. The Company agrees to and shall promptly pay all costs and expenses incident to the performance of the obligations set forth in this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction, and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus, and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the registration of the Shares under the Exchange Act and the listing of the Shares on the Trading Market; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Agents); (vii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares; (viii) the fees and expenses of the Company’s accountants and independent petroleum engineers and the fees and expenses of counsel (including local and special counsel) for the Company; (ix) the filing fee under FINRA Rule 5110; (x) the reasonable fees and expenses of each Agent’s counsel in connection with the entry into this Agreement, including but not limited to fees and expenses incurred in connection with due diligence and preparation of legal opinions; (xi) the reasonable fees and expenses of each Agent’s counsel in connection with updating due diligence and any subsequent purchases, purchase solicitations, or other obligations hereunder, including but not limited to fees and expenses incurred in connection with due diligence and preparation of legal opinions; (xii) the out-of-pocket fees and expenses incurred by each Agent including, without limitation, any transfer agent fees and floor broker fees; and (xiii) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

8. Conditions to the Obligations of the Agents. The obligations of each Agent under this Agreement and any Placement Notice or Acceptance shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery, (ii) the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a) The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; each Interim Prospectus Supplement shall have been filed in the manner required by Rule 424(b) within the time period required by Section 3(a) of this Agreement; any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Company shall have requested and caused the Company Counsel to furnish to the Agents, on every date specified in Section 6 of this Agreement, its opinion and negative assurance statement, dated as of such date and addressed to such Agent in a form reasonably acceptable to the Agent and its counsel.

(c) The Company shall have furnished or caused to be furnished to each Agent, on every date specified in Section 6 of this Agreement, a certificate of the Company, signed by the Chief Executive Officer or the President and the principal financial or accounting officer of the Company, dated as of such date, to the effect that the signatories of such certificate have carefully examined the Registration Statement, the Disclosure Package and any supplements or amendments thereto and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package, there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package.

(d) The Company shall have requested and caused the Accountants to have furnished to the Agents, on every date specified in Section 6 of this Agreement and to the extent requested by either Agent and upon reasonable advance notice in connection with any offering of the Shares, Comfort Letters (which may refer to letters previously delivered to the Agent), dated as of such date, in form and substance reasonably satisfactory to the Agents.

(e) The Company shall have requested and caused its Chief Financial Officer to have furnished to the Agents, on every date specified in Section 6 of this Agreement and to the extent requested by either Agent in connection with any offering of the Shares, a certificate as to certain financial information included in the Disclosure Package, and the Prospectus, in form and substance reasonably satisfactory to the Agents.

(f) Since the respective dates as of which information is disclosed in the Registration Statement, the Disclosure Package, and the Prospectus, except as otherwise stated therein, there shall not have been a Material Adverse Effect the effect of which is, in the sole judgment of the Agents, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Registration Statement (exclusive of any amendment thereof) or the Disclosure Package (exclusive of any amendment or supplement thereto).

(g) The Company shall have paid the required Commission filing fees relating to the Shares within the time period required by Rule 456(b)(1)(i) of the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Securities Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(h) FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

(i) The Shares shall have been listed and admitted and authorized for trading on the Trading Market, and satisfactory evidence of such actions shall have been provided to the Agents.

(j) Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Agents such further information, certificates, and documents as either Agent may reasonably request.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to either Agent and its respective counsel, this Agreement and all obligations of the Agents hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by either Agent. Notice of such cancellation shall be given to the Company in writing or by telephone (confirmed in writing) or by electronic mail, with a copy to be delivered within one Business Day to all of the individuals from the Company and the Agents set forth on Exhibit B.

9. Indemnification and Contribution.

(a) The Company agrees to and shall indemnify and hold harmless the Agents, the directors, officers, employees and agents of the Agents and each person who controls either Agent within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, as incurred, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in the Base Prospectus, any Interim Prospectus Supplement, the Prospectus, any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading, and agrees to reimburse each such indemnified party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information furnished to the Company by an Agent expressly for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b) Each Agent agrees to and shall indemnify and hold harmless the Company, each of its directors, each of its officers, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Agents, but only with reference to written information relating to an Agent furnished to the Company by such Agent specifically for inclusion in the documents referred to in the foregoing indemnity; provided, however, that in no case shall either Agent be responsible for any amount in excess of the commission allocable to and received by such Agent under Exhibit C to this Agreement. This indemnity agreement will be in addition to any liability that either Agent may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof; but the failure to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action, or (iv) the indemnifying party has authorized the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise, or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, lawsuit, or proceeding.

(d) In the event that the indemnity provided in paragraphs (a), (b) or (c) of this Section 9 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Agents agree to contribute to the aggregate losses, claims, damages, and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Agents may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Agents on the other from the offering of the Shares; provided, however, that in no case shall either Agent be responsible for any amount in excess of the commission allocable to and received by such Agent under Exhibit C to this Agreement. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Agents severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Agents on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Agents shall be deemed to be equal to the total commissions, as determined by this Agreement or any applicable Placement Notice or Acceptance. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or either Agent on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Agents agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not account for the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each person who controls either Agent within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of such Agent shall have the same rights to contribution as the Agent, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 9(d).

10. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) with respect to any pending sale, through either Agent for the Company, the obligations of the Company, including in respect of compensation of the Agents, shall remain in full force and effect notwithstanding the termination and (ii) the provisions of Sections 7, 9, and 11 through 19 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) Either Agent shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 7, 9, and 11 through 19 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 10(a) or (b) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 7, 9, and 11 through 19 shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective before 4:30 p.m. (New York, NY local time) on the date of receipt of such notice by the Agents or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3 of this Agreement.

11. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, delivered by courier, or electronically mailed and confirmed to the parties hereto as follows:

If to Johnson Rice:

Johnson Rice & Company L.L.C.

639 Loyal Ave., Suite 2775

New Orleans, Louisiana 70113

Email: clay@jrco.com

Attention: Clayton P. Cummings

with a copy to:

Baker & Hostetler LLP

811 Main Street, Suite 1100

Houston, Texas 77002

Email: mjones@bakerlaw.com

Attention: Mark L. Jones

If to Truist:

Truist Securities, Inc.

3333 Peachtree Road NE, 11th Floor

Atlanta, Georgia 30326

Attention: Equity Syndicate Department

Email: dl.atm.offering@truist.com

with a copy to:

Baker & Hostetler LLP

811 Main Street, Suite 1100

Houston, Texas 77002

Email: mjones@bakerlaw.com

Attention: Mark L. Jones

If to the Company:

SilverBow Resources, Inc.

920 Memorial City Way, Suite 850

Houston, Texas 77024

Email:

Attention: Chris Abundis, EVP, CFO and General Counsel

Any party hereto may change the address for receipt of communications by giving written notice to the others by the means provided for notice as set forth in this Section 11.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 9 hereof, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Shares as such from either Agent merely by reason of such purchase.

13. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Agents with respect to the subject matter hereof.

14. Governing Law Provisions.

(a) THIS AGREEMENT, AND ANY CLAIM, DISPUTE OR ACTION ARISING OUT OF OR RELATING HERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK.

(b) Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action, or proceeding. Service of any process, summons, notice, or document by mail to such party’s address set forth above shall be deemed effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action, or other proceeding brought in any such court has been brought in an inconvenient forum.

(c) With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment), and execution to which it might otherwise be entitled in the Specified Courts. With respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

15. WAIVER OF JURY TRIAL. THE COMPANY AND THE AGENTS HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. No Fiduciary Duty. The Company acknowledges and agrees that (a) the placement of the Shares pursuant to this Agreement, including the determination of the public offering price of the Shares and any related commissions, is an arm’s-length commercial transaction between the Company, Johnson Rice, and Truist; (b) in connection with the offering contemplated hereby and the process leading to such transaction, neither Agent is, nor has it acted as, the agent or fiduciary of the Company, or any of the Company’s stockholders, creditors, employees, or any other party; (c) neither Agent has assumed, nor will either Agent assume, an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Agent has advised or is currently advising the Company on other matters), and neither Agent has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement; (d) the Agents and their affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company; and (e) neither Agent has provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

17. Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction hereof.

18. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

19. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities, and other statements of the Company or its officers and of the Agents set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by either Agent or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 9 hereof, and will survive delivery of and payment for the Shares. The provisions of Sections 7, 9, and 11 through 19 of this Agreement hereof shall survive the termination or cancellation of this Agreement.

20. Definitions. The terms that follow, when used in this Agreement and any Placement Notice or Acceptance, shall have the meanings indicated.

“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Placement Notice or Acceptance.

“Base Prospectus” shall mean the prospectus contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Prospectus, (ii) the Issuer Free Writing Prospectuses, if any, identified in Schedule II hereto and (iii) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Interim Prospectus Supplement” shall mean the prospectus supplement relating to the Shares prepared and filed pursuant to Rule 424(b) from time to time as provided by this Agreement, including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act, as from time to time amended or supplemented.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Prospectus” shall mean the Base Prospectus, as supplemented by the most recently filed Interim Prospectus Supplement (if any).

“Registration Statement” shall mean the registration statement filed with the Commission with Registration No. 333-238778, including exhibits and financial statements and any prospectus supplement relating to the Shares that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective, shall also mean such registration statement as so amended.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 173”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Agents.

[Signatures on Following Page]

Very truly yours,

SILVERBOW RESOURCES, INC.

By:	/s/ Christopher M. Abundis
Name: Christopher M. Abundis
Title: EVP, CFO and General Counsel

The foregoing Agreement is hereby accepted as of the date first written above.

JOHNSON RICE & COMPANY L.L.C.

By:	/s/ Clay Cummings
Name: Clay Cummings
Title: Partner, Energy Investment Banking

TRUIST SECURITIES, INC.

By:	/s/ Keith Carpenter
Name: Keith Carpenter
Title: Director

[Signature Page to Equity Distribution Agreement]

Schedule I

Subsidiaries

SilverBow Resources Operating, LLC

Schedule II

Free Writing Prospectuses

None.

EXHIBIT A

FORM OF PLACEMENT NOTICE

From: SilverBow Resources, Inc.

To: [Selling Agent]

Subject: Equity Distribution—Placement Notice

Ladies & Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement of SilverBow Resources, Inc. (the “Company”) with Johnson Rice & Company L.L.C. (“Johnson Rice”) and Truist Securities, Inc. (“Truist”) as sales agents (together, the “Agents” or, each, an “Agent”), dated August 13, 2021 (the “Agreement”), I hereby request on behalf of the Company that [name of the Agent that is to make the sale] (the “Selling Agent”) sell up to [ • ] shares of the Company’s common stock, par value $0.01 per share, at a minimum market price of $[ • ] per share.

[ADDITIONAL SALES PARAMETERS MAY BE ADDED, SUCH AS THE MAXIMUM AGGREGATE OFFERING PRICE, THE TIME PERIOD IN WHICH SALES ARE REQUESTED TO BE MADE, SPECIFIC DATES THE SHARES MAY NOT BE SOLD ON, THE MANNER IN WHICH SALES ARE TO BE MADE BY THE SELLING AGENT, AND/OR THE CAPACITY IN WHICH THE SELLING AGENT MAY ACT IN SELLING SHARES (AS PRINCIPAL, AGENT, OR BOTH)]

Very truly yours,

SILVERBOW RESOURCES, INC.

By:
Name:
Title:

The foregoing Agreement is hereby accepted as of the date first written above.

[SELLING AGENT]

By:
Name:
Title:

EXHIBIT B

AUTHORIZED INDIVIDUALS FOR PLACEMENT NOTICES AND ACCEPTANCES

Johnson Rice & Company L.L.C.

Clayton P. Cummings
Email: clay@jrco.com
Truist Securities, Inc.

Keith Carpenter
Email: keith.carpenter@truist.com

Geoff Fennel
Email: geoff.fennel@truist.com
SilverBow Resources, Inc.

Christopher M. Abundis
Email:

Sean C. Woolverton
Email:

EXHIBIT C

COMPENSATION

The Agents shall be paid aggregate total compensation equal to 3% of the gross proceeds from the sales of Shares pursuant to the terms of the Equity Distribution Agreement between SilverBow Resources, Inc., Johnson Rice & Company L.L.C. and Truist Securities, Inc. dated August 13, 2021 (“Equity Distribution Agreement”). Each payment due to the Agents as a result of sales of Shares pursuant to the Equity Distribution Agreement shall be paid by wire on the applicable Settlement Date to the account designated by the Agent making the sale.

EXHIBIT D

SILVERBOW RESOURCES, INC.

FORM OF OFFICER’S CERTIFICATE

Dated as of [·]

Pursuant to Section 6(k) of the Equity Distribution Agreement, dated as of August 13, 2021 (the “Sales Agreement”) among SilverBow Resources, Inc. (the “Company”) and the Agents named therein, each of Sean C. Woolverton in his capacity as Chief Executive Officer of the Company, and Christopher M. Abundis, in his capacity as Executive Vice President, Chief Financial Officer, General Counsel and Secretary of the Company, does hereby certify, on behalf of the Company, that:

1. As of the date hereof, the representations and warranties of the Company contained in the Sales Agreement are true and correct as if made on the date hereof.

2. Gibson, Dunn & Crutcher LLP is entitled to rely on this certificate in connection with the opinion that such firm is rendering pursuant to the Sales Agreement.

Capitalized terms used herein and not defined herein shall have the meanings set forth in the Sales Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Officer’s Certificate as of the date first written above.

By:
Name:	Christopher M. Abundis
Title:	Executive Vice President, Chief Financial Officer, General Counsel and Secretary

By:
Name:	Sean C. Woolverton
Title:	Chief Executive Officer

[Signature Page to Officer’s Certificate]

EXHIBIT E

FORM OF OPINION OF COMPANY COUNSEL

[Date]

Johnson Rice & Company L.L.C.,

as Representative of the Agents

c/o JOHNSON RICE & COMPANY L.L.C.

639 Loyola Ave., Suite 2775

New Orleans, Louisiana 70113

Re:	SilverBow Resources, Inc. Offering of Shares of Common Stock with Aggregate Offering Price of up to $40,000,000

Ladies and Gentlemen:

We have acted as counsel to SilverBow Resources, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of shares of common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $40,000,000 (the “Shares”), pursuant to the Equity Distribution Agreement dated as of August 13, 2021 (the “Sale Agreement”) among the Company and the Agents named therein (the “Agents”). This letter is delivered to you pursuant to Section 6(l) of the Sale Agreement. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Sale Agreement.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of (i) the First Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on May 5, 2017, and certified by the Secretary of State of the State of Delaware and the Secretary of the Company as of a recent date (the “Charter”), (ii) the Bylaws of the Company, certified by the Secretary of the Company as of a recent date (the “Bylaws”), (iii) the Registration Statement, including the documents filed as exhibits thereto, (iv) the Prospectus, (v) certain corporate records of the Company, including resolutions duly adopted by the Board of Directors of the Company or a committee thereof that relate to the Registration Statement, the Sale Agreement and the issuance and sale of the Shares, (vi) the Sale Agreement and (vii) such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company or certificates obtained from public officials and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Company is a validly existing corporation in good standing under the laws of the State of Delaware, with requisite corporate power to conduct its business as described in the Prospectus.

2.

Each subsidiary listed on Annex A (collectively, the “Subsidiaries”) is a validly existing corporation or limited liability company in good standing under the laws of its jurisdiction of formation as set forth opposite its name on Annex A.

3.

The Company has an authorized capitalization as set forth in the Prospectus. The Shares have been duly authorized and, when issued and delivered to and paid for by the Agents in accordance with the terms of the Sale Agreement, will be validly issued, fully paid and nonassessable.

4.

The Company has all requisite corporate power to execute and deliver the Sale Agreement and to perform its obligations thereunder. The execution and delivery by the Company of the Sale Agreement and the performance of its obligations thereunder have been duly authorized by all necessary corporate action. The Sale Agreement has been duly authorized, executed and delivered by the Company.

5.	The execution and delivery by the Company of the Sale Agreement, the performance of its obligations thereunder, and the issuance by the Company of the Shares pursuant thereto:

(i)	do not and will not violate the Charter or Bylaws of the Company;

(ii)

based solely upon review of such agreements in the form publicly filed by the Company with its reports to the Securities and Exchange Commission, do not and will not result in a breach of or default under any agreement to which the Company or any of the Subsidiaries is a party that is identified to us in a certificate of the Company as being material to the Company and its Subsidiaries taken as a whole, which agreements are listed on Annex B; and

(iii)

do not and will not (A) violate, or require any filing with or approval of any governmental authority or regulatory body of the State of New York or the United States of America under, any law, rule or regulation of the State of New York or the United States of America applicable to the Company that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Sale Agreement, (B) violate, or require any filing with or approval of any governmental authority or regulatory body of the State of Delaware under, the Delaware General Corporation Law, or (C) require any filing with or approval of any governmental authority or regulatory body of the United States of America under the Securities Act of 1933, as amended (the “Securities Act”), except for such filings or approvals as already have been made or obtained and the filing of the Prospectus and legal opinion relating to the Shares, which legal opinion is filed as an exhibit to a Current Report on Form 8-K (which filings are being made concurrently on the date hereof).

2

6.

Insofar as the statements in the Prospectus under the caption “Description of Capital Stock” purport to summarize the documents referred to therein, such statements fairly present in all material respects the information required to be disclosed under the Securities Act and the rules and regulations of the Securities and Exchange Commission relating to registration statements on Form S-3 and prospectuses.

7.

The Company is not and, after giving effect to the sale of the Shares, will not be an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). For purposes of this paragraph 7, the term “investment company” has the meaning ascribed to such term in the Investment Company Act.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than (i) the State of New York and the United States of America, and (ii) for purposes of paragraphs 1, 2, 3, 4, 5(i), and 5(iii)(B) above, the Delaware General Corporation Law and the Texas Business Organizations Code. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraph 2. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the State of Texas, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. Except as expressly set forth in paragraphs 5(iii)(C) and 7, we express no opinion regarding the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, or any other federal or state securities laws or regulations.

C. In rendering our opinions expressed in paragraphs 5(ii) insofar as they require interpretation of any agreement referred to therein, we express no opinion with respect to the compliance by the Company with any covenants included in any such agreement to the extent compliance depends on financial calculations or data or reserves information.

D. We have assumed that (i) all offers and sales of the Shares will comply with the minimum offering price limitation set forth in the authorization of the offering and sale of the Shares by the Company’s Board of Directors, (ii) all offers and sales of the Shares will be completed on or prior to the “Expiration Date” set forth in the authorization of the offering and sale of the Shares by the Company’s Board of Directors and (iii) the Company will not issue a number of Shares that would cause the total number of outstanding shares of Common Stock to exceed the authorized shares under the Company’s Certificate of Incorporation, as amended.

E. The opinions in paragraphs 1 and 2 above as to the valid existence and good standing of the Company and the Subsidiaries in the jurisdictions listed on Annex A are rendered exclusively in reliance on certificates of the Secretaries of State of the various jurisdictions listed on Annex A, copies of which have been delivered to the Agents or the Agents’ counsel prior to the date hereof.

3

We assume no obligation to revise or supplement this letter in the event of any changes in law or fact arising or of which we become aware after the date hereof. The opinions expressed above are solely for your benefit in connection with the transactions contemplated by the Sale Agreement and are not to be used for any other purpose or circulated, quoted or otherwise referred to, without, in each case, our written permission.

Very truly yours,

[Signature Page to Opinion of Company Counsel]

ANNEX A

Subsidiaries

Name	Form of Entity	Jurisdiction of Formation
SilverBow Resources Operating, LLC	Limited liability company	Texas

ANNEX B

Material Contracts

1.

First Amended and Restated Senior Secured Revolving Credit Agreement among SilverBow Resources, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain lenders that are a party thereto;

2.

First Amendment to First Amended and Restated Senior Secured Revolving Credit Agreement among SilverBow Resources, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent and certain lenders that are a party thereto;

3.

Second Amendment to First Amended and Restated Senior Secured Revolving Credit Agreement dated as of December 15, 2017 by and among SilverBow Resources, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto and certain lenders party thereto;

4.

Third Amendment to First Amended and Restated Senior Secured Revolving Credit Agreement dated as of April 20, 2018, by and among SilverBow Resources, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto and certain lenders party thereto;

5.

Fourth Amendment to First Amended and Restated Senior Secured Revolving Credit Agreement effective as of November 6, 2018, by and among SilverBow Resources, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto and certain lenders party thereto;

6.

Fifth Amendment to First Amended and Restated Senior Secured Revolving Credit Agreement effective as of May 12, 2020, by and among SilverBow Resources, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto and certain lenders party thereto;

7.

Sixth Amendment to First Amended and Restated Senior Secured Revolving Credit Agreement effective as of November 2, 2020, by and among SilverBow Resources, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto and certain lenders party thereto;

8.

Seventh Amendment to First Amended and Restated Senior Secured Revolving Credit Agreement effective as of April 16, 2021, by and among SilverBow Resources, Inc., as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the guarantors party thereto and certain lenders party thereto;

9.	Note Purchase Agreement dated as of December 15, 2017 by and among SilverBow Resources, Inc., as issuer, U.S. Bank National Association, as agent and collateral agent and the purchasers party thereto;

10.

First Amendment to Note Purchase Agreement dated as of April 20, 2018, by and among SilverBow Resources, Inc., as issuer, U.S. Bank National Association, as agent and collateral agent, the guarantors party thereto and the purchasers party thereto;

11.

Intercreditor Agreement dated as of December 15, 2017 by and among SilverBow Resources, Inc., as borrower, certain of its subsidiaries, as grantors, JPMorgan Chase Bank, N.A., as first lien administrative agent and U.S. Bank National Association, as second lien collateral agent.

12.	Registration Rights Agreement, dated as of April 22, 2016, by and among SilverBow Resources, Inc. and the stockholders party thereto.

13.	Registration Rights Agreement, dated as of January 26, 2017, by and among SilverBow Resources, Inc. and the Purchasers named therein.